Exhibit 99.2
News Release
FOR IMMEDIATE RELEASE
ASYST TECHNOLOGIES REPORTS RESULTS
FOR FOURTH QUARTER OF FISCAL 2006
FREMONT, Calif., May 9, 2006 – Asyst Technologies, Inc., (Nasdaq NM: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today announced consolidated financial results for its fiscal fourth quarter ended Mar. 31, 2006.
     The company reported GAAP net income of $2.0 million, or $0.04 per share, for the fiscal fourth quarter, which compares with GAAP net income of $3.0 million, or $0.06 per share, in the prior sequential quarter. On a non-GAAP basis, the company reported net income for the fiscal fourth quarter of $4.8 million, or $0.10 per share, compared with non-GAAP net income of $4.7 million, or $0.10 per share, in the prior sequential quarter. Both the GAAP and non-GAAP results for the prior sequential quarter included the one-time impact of $2.2 million of additional royalty income. A table reconciling GAAP net income to non-GAAP net income is provided as part of this release.
     Consolidated net sales for the fiscal fourth quarter were $110.7 million, which compares with $106.8 million in the prior quarter. Net sales for the fiscal fourth quarter at ATI were $46.3 million, an increase of 17% over the $39.5 million reported in the prior sequential quarter. Net sales for the fiscal fourth quarter at Asyst Shinko, Inc. (ASI), the company’s 51%-owned joint venture in Japan, were $64.3 million, which compares with $67.3 million in the prior sequential quarter.
     For the fiscal fourth quarter, consolidated gross margin was 38%, which compares with 39% in the fiscal third quarter. Gross margin at ATI was 41%, down from 42% in the prior sequential quarter primarily as a result of product mix. Gross margin at ASI was 37%, down from 38% in the prior sequential quarter. Gross margin at ASI continued to reflect favorable project mix. The company believes that, based on a normalized mix, gross margins at ASI will trend toward a range of 26-30% in the near term, which is more consistent with ASI’s historical gross margin performance.
     Total net bookings for the fiscal fourth quarter increased 81% to $154 million, compared with $85 million in the prior sequential quarter. Bookings at ATI were $55 million, up 49% from $37 million in the prior sequential quarter. Bookings at ASI were $99 million, which is more than double the $48 million reported for the prior sequential quarter. AMHS bookings can be volatile based on the timing of customer investment decisions.

     Steve Schwartz, chairman and CEO, said, “The fourth quarter again evidenced strong execution as well as a significant rebound in bookings at both ATI and ASI. Sales at ATI were up 17%, largely on the strength of 300mm OEM products and increased sales of the Spartan™ Sorter and EFEM, which drove solid increases in gross profit and non-GAAP operating income at ATI. As compared to the current up-cycle in tool-related shipments that we are seeing at ATI, our strong AMHS bookings at ASI relate to customer installation requirements that are several months out. As a result, during the fiscal fourth quarter at ASI we saw essentially flat sales and added substantially to our backlog. In our fiscal first quarter, we see the opportunity to again achieve a book-to-bill ratio in excess of 1.0 at both ATI and ASI, which positions us well to increase sales in later quarters.”
Outlook
For the fiscal first quarter ending June 30, 2006, the company provided the following guidance:
•	Consolidated net sales are expected to be in the range of $110 to $120 million.

•	As a result of facilities consolidation, the company expects to take a charge of $2.0 to $2.5 million, resulting in a GAAP net loss of $0 to $1 million, or $(0.00) to $(0.02) per share.

•	On a non-GAAP basis, the company expects to report net income of $4 to $5 million, or $0.08 to $0.10 per share. To reconcile net income (loss) under GAAP to non-GAAP net income, the company expects to exclude:
-	$1.6 million related to the amortization of intangibles, net of taxes and minority interest

-	$2.0 to $2.5 million of facility consolidation charges

-	$0.4 million of stock-based compensation expense

-	$0.7 million of FAS 123R stock option expense
This guidance is forward-looking, and actual results may differ materially. The company has no obligation to update this guidance.

Contact:	John Swenson
Vice President, Investor Relations & Corporate Communications
Asyst Technologies, Inc.
510-661-5000
About Our Non-GAAP Operating Results and Adjustments
To supplement our consolidated financial results prepared under generally accepted accounting principles (“GAAP”), we use a non-GAAP measure of operating results that is GAAP net income (loss) adjusted to exclude certain costs, expenses and gains. Our non-GAAP net income (loss) gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net income (loss) is among the primary indicators management uses as a basis for planning and forecasting future periods. This measure is not in accordance with, or an alternative for, GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income (loss) by adjusting GAAP net income (loss) for the impact of amortization of acquisition-related intangibles, restructuring and impairment charges, costs related to events outside the normal course of business, and other non-cash charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP.

About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
Conference Call Details
A live webcast of the conference call to discuss the quarter’s financial results will take place today, May 9, 2006, at 5:00 p.m. Eastern Time. The webcast will be publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available by dialing (303) 590-3000, followed by the passcode 11059285#. The audio instant replay is available from May 9 at 7 p.m. Eastern Time through May 23 at 11:59 p.m. Eastern Time.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the volatility of semiconductor industry cycles; our ability to achieve forecasted revenues and profits; failure to respond to rapid demand shifts; dependence on a few significant customers; the timing and scope of decisions by customers to transition and expand fabrication facilities; continued risks associated with the acceptance of new products and product capabilities; the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay recognition or the amount of our anticipated revenue; competition in the semiconductor equipment industry and specifically in AMHS; failure to retain and attract key employees; and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2005, and other reports filed with the Securities and Exchange Commission.
Asyst is a registered trademark and Spartan is a trademark of Asyst Technologies, Inc. Asyst Shinko is a registered trademark of Asyst Shinko, Inc. All Rights Reserved.
(Tables to follow)

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	March 31,	March 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$109,926	$101,180
Accounts receivable, net	141,565	189,943
Inventories	33,219	33,515
Prepaid expenses and other	25,904	33,971

Total current assets	310,614	358,609

LONG-TERM ASSETS:
Property and equipment, net	23,305	15,458
Goodwill	58,840	64,014
Intangible assets, net	19,334	40,898
Other assets	2,583	4,795

Total long-term assets	104,062	125,165

Total assets	$414,676	$483,774

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term loans and notes payable	$1,443	$20,563
Current portion of long-term debt and capital leases	1,368	2,757
Accounts payable	88,785	123,155
Accrued liabilities	62,918	70,439
Deferred revenue	5,109	6,013

Total current liabilities	159,623	222,927

LONG-TERM LIABILITIES:
Convertible notes	86,250	86,250
Long-term debt and capital leases, net of current portion	918	2,500
Deferred tax and other long-term liabilities	14,093	18,319

Total long-term liabilities	101,261	107,069

MINORITY INTEREST	66,333	63,855

SHAREHOLDERS’ EQUITY:	87,459	89,923

Total liabilities, minority interest and shareholders’ equity	$414,676	$483,774

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
NET SALES	$110,689	$143,573	$459,559	$612,987
COST OF SALES	68,241	106,828	297,905	490,730

Gross profit	42,448	36,745	161,654	122,257

OPERATING EXPENSES:
Research and development	7,356	7,510	27,817	34,747
Selling, general and administrative	21,758	21,427	84,208	78,247
Amortization of acquired intangible assets	3,464	5,258	16,590	20,436
Restructuring charges (credits)	(1)	107	(46)	1,810
Impairment charges	—	—	—	4,645

Total operating expenses	32,577	34,302	128,569	139,885

Operating income (loss)	9,871	2,443	33,085	(17,628)

Other income (expense), net	14	335	953	(729)

Income (loss) before benefit from (provision for) income taxes and minority interest	9,885	2,778	34,038	(18,357)
BENEFIT FROM (PROVISION FOR) INCOME TAXES	(3,570)	(633)	(19,761)	1,916
MINORITY INTEREST	(4,294)	(3,926)	(14,409)	(1,101)

NET INCOME (LOSS)	$2,021	$(1,781)	$(132)	$(17,542)

NET INCOME (LOSS) PER BASIC SHARE	$0.04	$(0.04)	$(0.00)	$(0.37)

NET INCOME (LOSS) PER DILUTED SHARE	$0.04	$(0.04)	$(0.00)	$(0.37)

WEIGHTED SHARES USED IN THE PER SHARE CALCULATION — BASIC	48,207	47,678	47,933	47,441

WEIGHTED SHARES USED IN THE PER SHARE CALCULATION — DILUTED	50,174	47,678	47,933	47,441

ASYST TECHNOLOGIES, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS)
(Unaudited; in thousands, except per share data)

	Three Months Ended
	March 31, 2006		December 31, 2005	March 31, 2005
GAAP net income (loss)	$2,021		$2,979	$(1,781)
Adjustments:
Stock based compensation expense	670		271	566
Amortization of intangible assets	3,464		3,494	5,258
Restructuring and impairment charges (credits)	179		(138)	55
Corporate facility relocation expense	340		—	—
Release of deferred tax valuation allowance	—		—	(2,161)
Income tax benefit relating to amortization of intangible assets (1)	(1,068	)(1)	(1,079)	(2,508)
Minority interest relating to the ASI adjustments above (2)	(793	)(2)	(801)	(839)

Total adjustments	2,792		1,747	371

Non-GAAP net income (loss)	$4,813		$4,726	$(1,410)

Non-GAAP net income (loss) per basic share	$0.10		$0.10	$(0.03)

Non-GAAP net income (loss) per diluted share	$0.10		$0.10	$(0.03)

Weighted shares used in the per share calculation — basic	48,207		48,019	47,678

Weighted shares used in the per share calculation — diluted	50,174		48,789	47,678

(1)	Income tax adjustment relating to the amortization of intangibles attributable to ASI.

(2)	Reflects 49% minority interest adjustment relating to the net adjustments at ASI.
ASYST TECHNOLOGIES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited; in thousands, except per share data)

	Three Months Ended March 31, 2006
			Consolidated Under
	ATI	ASI	GAAP
SUPPLEMENTAL STATEMENT OF OPERATIONS
NET SALES	$46,341	$64,348	$110,689
COST OF SALES	27,506	40,735	68,241

Gross profit	18,835	23,613	42,448

OPERATING EXPENSES:
Research and development	5,729	1,627	7,356
Selling, general and administrative	14,227	7,531	21,758
Amortization of acquired intangible assets	778	2,686	3,464
Restructuring credits	(1)	—	(1)

Total operating expenses	20,733	11,844	32,577

Operating income (loss)	(1,898)	11,769	9,871

Other income (expense), net	(288)	302	14

Income (loss) before provision for income taxes and minority interest	(2,186)	12,071	9,885
PROVISION FOR INCOME TAXES	(292)	(3,278)	(3,570)
MINORITY INTEREST	4	(4,298)	(4,294)

NET INCOME (LOSS)	$(2,474)	$4,495	$2,021

Net income (loss) per basic share	$(0.05)	$0.09	$0.04

Net income (loss) per diluted share	$(0.05)	$0.09	$0.04

Weighted shares used in the per share calculation — basic	48,207	48,207	48,207

Weighted shares used in the per share calculation — diluted	48,207	50,174	50,174